Exhibit 5.1

theNBDgroup.

A Professional Corporation

https://nbdpro.co/

February 10, 2026

BRC Group Holdings, Inc.

11100 Santa Monica Blvd., Suite 800

Los Angeles, California 90025

RE: Registration Statement on Form S-1 of B. Riley Financial, Inc.

Ladies and Gentlemen:

We have acted as counsel to BRC Group Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-1 (the “Registration Statement”), including a related prospectus filed with the Registration Statement (the “Prospectus”), with the Securities and Exchange Commission (the “Commission”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the resale, from time to time, by the selling securityholders identified therein of up to 2,745,979 shares of the Company’s common stock, par value $0.0001per share (the “Common Stock”) it may acquire upon the exercise of outstanding warrants to purchase Common Stock (the “Warrants”, and the Common Stock issuable upon exercise of the Warrants, the “Warrant Shares”) as described in the Registration Statement, with such Warrants being currently issued and outstanding.

In connection with rendering this opinion letter, we have examined (i) the Amended and Restated Certificate of Incorporation, as amended, dated as of August 17, 2015 that is filed as Exhibit 3.1 to the Registration Statement, (ii) the Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended, dated as of. January 1, 2026 that is filed as Exhibit 3.2 to the Registration Statement, (iii) the Amended and Restated Bylaws of the Company, dated as of November 6, 2014 that are filed as Exhibit 3.3 to the Registration Statement, (iv) the Amendment to the Amended and Restated Bylaws, dated as of April 3, 2019 that is filed as Exhibit 3.4 to the Registration Statement, (v) the Amendment to the Amended and Restated Bylaws, dated as of January 1, 2026 that is filed as Exhibit 3.5 to the Registration Statement, (vi) the Registration Statement, (vii) the Specimen Common Stock Certificate that is filed as Exhibit 4.1 to the Registration Statement, (viii) the Indenture, dated as of March 26, 2025, by and among the Company and GLAS Trust Company LLC (“GLAS”), as trustee that is filed as Exhibit 4.14 to the Registration Statement, (ix) the Supplemental Indenture No. 2 by and among the Company and GLAS that is filed as Exhibit 4.16 to the Registration Statement, (x) the form of registration rights agreement and registration rights agreements that are filed as Exhibits 10.61, 10.63, 10.65, 10.67. 10.69 and 10.71 to the Registration Statement, (xi) the form of Warrant or Warrant agreements that are filed as Exhibits 10.60, 10.62, 10.64, 10.66, 10.68 and 10.70 to the Registration Statement and (xii) such other corporate records, agreements, documents and instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and we have made such inquiries of such officers and representatives, as we have deemed necessary or appropriate for the purposes of this opinion letter.

In so acting, we have examined and relied upon the accuracy of original, certified, conformed or photographic copies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all documents submitted to us as certified, conformed or photographic copies and, as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion letter, we have relied, without independent verification, upon certificates and representations of representatives of the Company and public officials.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that, when the Registration Statement becomes effective under the Securities Act, (i) the Warrants will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); and (ii) the Warrant Shares, when issued upon exercise of the Warrants in accordance with the terms thereof, will be duly authorized, validly issued, fully paid and non-assessable.

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware General Corporation Law, all applicable judicial and regulatory determinations in connection therewith and, as to the Warrants, constituting legally binding obligations of the Company, solely with respect to the laws of the State of New York. Our opinion is based on these laws as in effect on the date hereof and as of the effective date of the Registration Statement, and we assume no obligation to revise or supplement this opinion after the effective date of the Registration Statement should the law be changed by legislative action, judicial decision, or otherwise. We express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any other federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

This opinion letter is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur, which could affect the opinion contained herein. This opinion letter is being rendered for the benefit of the Company in connection with the matters addressed herein.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm as counsel for the Company that has passed on the validity of the Common Stock appearing under the caption “Legal Matters” in the prospectus forming part of the Registration Statement and in any prospectus filed pursuant to Rule 424(b) with respect thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ The NBD Group, Inc.

The NBD Group, Inc.